UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: September 06, 2007 (Date of earliest event reported)
Paulson Capital Corp. (Exact name of registrant as specified in its charter)

OR (State or other jurisdiction of incorporation)	0-18188 (Commission File Number)	93-0589534 (IRS Employer Identification Number)

811 SW Naito Parkway (Address of principal executive offices)		97204 (Zip Code)
503-243-6000 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 6, 2007, Paulson Capital Corp. announced the appointment of Denis R. Burger, Ph.D. to its Board of Directors effective September 5, 2007. Dr. Burger will serve as an independent member of the Board.

Dr. Burger retired in March 2007 after serving as Chairman and CEO of AVI BioPharma (NASDAQ: AVII) for more than 11 years. AVI is a noted pioneer in the emerging field of gene therapy, referred to as 'antisense', and currently has drugs in late stage development for applications in both cancer and cardiovascular disease. In addition, Dr. Burger serves on the Board of Directors of Trinity Biotech plc, based in Dublin, Ireland; and has been involved as a Board member or as co-founder of seven other biotech companies. Previously, he served as a faculty member at Oregon Health Sciences University for 15 years, beginning in 1969, and was Professor of Microbiology and Immunology from 1983 through 1986. He was a Career Scientist at the Veterans Administration Medical Center in Portland from 1979 until 1986, and has published over 100 manuscripts in both medical and scientific journals. Currently, Dr. Burger is the founder and President of Yamhill Valley Vineyards, a 15,000 case winery based in Oregon that is dedicated to producing distinctive Pinot Noir from estate-grown grapes. He is also a past President of the American Vintners Association. Dr. Burger is a graduate of the University of California, Berkeley where he received his A.B. degree in Bacteriology and Immunology and his Ph.D. in Microbiology and Immunology.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Paulson Capital Corp. dated September 06, 2007

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 06, 2007	PAULSON CAPITAL CORP. By: /s/ Barbara James Barbara James Asst. Corporate Secretary

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Paulson Capital Corp. dated September 06, 2007